Exhibit 99.1

HORIZON OFFSHORE REPORTS SECOND QUARTER RESULTS

HOUSTON---(August 9, 2005)---Horizon Offshore, Inc. (Other OTC: HOFF) reported a net loss for the quarter ended June 30, 2005 of $(27.7) million, or $(0.61) per share-diluted. This compares with a net loss of $(16.2) million, or $(0.60) per share-diluted, for the second quarter of 2004. For the second quarter of 2005, gross profit was $9.1 million (12.9% of contract revenues) on revenues of $70.5 million, compared to a $(1.0) million loss on revenues of $44.9 million for the second quarter of 2004. The calculated EBITDA was $5.4 million for the quarter ended June 30, 2005, compared to $(2.3) million for the second quarter of 2004.

The Company reported a net loss of $(43.2) million, or $(1.11) per share-diluted for the six months ended June 30, 2005 compared to a net loss of $(26.9) million, or $(1.00) per share-diluted for the six months ended June 30, 2004. Gross profit was $11.7 million (10.9% of contract revenues) on revenues of $107.9 million for the six months ended June 30, 2005, compared to a $(1.2) million loss on revenues of $87.4 million for the first six months of 2004. The calculated EBITDA was $6.0 million and $(4.3) million for the six months ended June 30, 2005 and 2004, respectively.

The $(27.7) million net loss for the second quarter of 2005 is primarily attributable to a $(21.9) million loss on debt extinguishment recognized on the debt for equity exchange transaction completed on June 10, 2005 with all of the holders of the Company's Subordinated Notes and the continued high levels of interest expense incurred related to the Company's substantial amount of debt. The Company's outstanding claims continue to impact its operating results and liquidity. During the second quarter of 2005, the Company incurred significant legal fees related to its claims and additionally recorded a $1.7 million reserve for claims and receivables negatively impacting its operating results. The Company will vigorously pursue its claims against Pemex and against the underwriters for the marine hull insurance policy on the Gulf Horizon.

The Company's revenues and margins for its domestic geographic operations have continued to show improvement during 2005. Oil and gas companies operating on the U.S. continental shelf in the Gulf of Mexico have increased their capital expenditures in response to the recent high energy prices, and offshore construction activity and the demand for the Company's services in the U.S. Gulf of Mexico have increased. Management expects the current level of offshore construction activity in the U.S. Gulf of Mexico to continue for the remainder of 2005 and into 2006. The current market conditions in the U.S. Gulf of Mexico have improved pricing levels and the Company's vessel utilization, allowing the Company to improve its profit margins during the first six months of 2005. In West Africa, the Company performed work and billed for the milestones completed under the contract for the installation of the West Africa Gas Pipeline.

"With the completion of the financing transaction in March 2005 and the equity recapitalization in June 2005, our company is positioned to capitalize on opportunities presented by the improved market conditions in the U.S. Gulf of Mexico and the other market areas we serve," said David W. Sharp, President and Chief Executive Officer. "The cornerstone of our 2005 and 2006 operations will be the successful execution of our current backlog of $215 million."

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company's outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Comparative Tables Follow:

Horizon Offshore, Inc.

Summary Financial and Operating Data

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement Data:	2005	2004	2005	2004
Contract revenues	$ 70,504	$ 44,932	$ 107,850	$ 87,415
Cost of contract revenues	61,380	45,963	96,130	88,570
Gross profit (loss)	9,124	(1,031)	11,720	(1,155)
Selling, general and administrative expenses	6,994	5,433	12,562	11,274
Reserve for claims and receivables	1,711	--	1,711	--
Impairment loss on assets held for sale	--	2,568	--	2,568
Operating income (loss)	419	(9,032)	(2,553)	(14,997)

Other:
Interest expense	(6,555)	(6,721)	(16,869)	(10,458)
Interest income	264	14	302	28
Loss on debt extinguishment	(21,875)	--	(23,138)	(165)
Other income (expense), net	20	80	(37)	22

Net loss before income taxes	(27,727)	(15,659)	(42,295)	(25,570)
Income tax provision	11	536	916	1,323
Net loss	$ (27,738)	$ (16,195)	$ (43,211)	$ (26,893)

Earnings (loss) per share:
Net loss per share - basic and diluted	$ (0.61)	$ (0.60)	$ (1.11)	$ (1.00)

Weighted average shares used in computing earnings (loss) per share:
Basic and diluted	45,509,941	27,087,771	38,901,287	26,815,196

Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$ 5,416	$ (2,276)	$ 6,030	$ (4,257)

Adjusted EBITDA calculation is as follows:
Net loss	$ (27,738)	$ (16,195)	$ (43,211)	$ (26,893)
Income tax provision	11	536	916	1,323
Net interest expense	6,291	6,707	16,567	10,430
Depreciation and amortization	4,977	4,108	8,620	8,150
Loss on debt extinguishment	21,875	--	23,138	165
Non-cash impairment on assets held for sale	--	2,568	--	2,568
Adjusted EBITDA	$ 5,416	$ (2,276)	$ 6,030	$ (4,257)

(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, cumulative effect of accounting change, loss on debt extinguishment and non-cash impairments. Horizon has separately identified non-cash charges which are non-recurring, infrequent, unusual, or isolated or the result of special circumstances and has excluded these non-cash charges from the calculation of Adjusted EBITDA. Horizon has aligned the disclosure of Adjusted EBITDA with the financial covenants in the Company's material credit agreements with various lenders, including maintaining a required positive EBITDA, as defined. Horizon believes that Adjusted EBITDA is a material component of the financial covenants in the Company's credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon's GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon's income statement is included. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon's operating performance, financial position and cash flows. Horizon's computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies.

Contact:	Horizon Offshore, Inc.
Ronald D. Mogel
(713) 243-2753